SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 13, 2006

Axial Vector Engine Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-49698	20-3362479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 S W Salmon Street Suite 1100, Portland, OR	97204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  503-595-5088
___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 8.01 Other Events

On July 13, 2006, we entered into an agreement titled “Distribution Agreement” (the “Agreement”) with Dynamic Engines Limited, a New Zealand company (“DEL”), pursuant to which DEL has become the exclusive distributor of our GENSETS product in the country of New Zealand for a period of twenty years. In exchange for the exclusive distribution rights, DEL has agreed to pay a licensing fee of $1,000 and to contribute and transfer to us certain application development work that has enhanced the value of our intellectual property.

The Agreement is renewable upon consent of the parties for additional terms of twenty years. Under the Agreement, DEL has the first right to negotiate for and purchase exclusive distribution rights for our other products and to negotiate for and purchase exclusive distribution rights to the additional territories of Australia, the Cook Islands, Tonga, Samoa Niue, and Fiji. In the event that DEL declines or is unable to meet the terms offered by us for these additional product and/or territorial distribution rights, we will be entitled to offer those rights to other parties.

In order to maintain its rights under the Agreement, DEL must annually purchase a minimum number of GENSETS to be determined and periodically reviewed by both parties. The Agreement requires us to exert reasonable efforts to supply DEL’s requirements for the GENSETS. Under the Agreement, DEL is obligated to promote our products through product shows, advertising, a website presence, and showroom and/or product demonstration sites. DEL will be responsible for obtaining all licenses and permits necessary to sell our products in New Zealand.

The above description of the Distribution Agreement and the transactions contemplated thereby is a summary of terms, is not intended to be complete, and is qualified in its entirety by the complete text of that agreement, a copy of which is attached as Exhibit 99.1 to this Current Report.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01

Exhibit 99.l        Distribution Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axial Vector Engine Corporation.

/s/  Raymond Brouzes
       Raymond Brouzes
       Chief Executive Officer, Chief Financial Officer,
       and Director

Date:  July 18, 2006